EXHIBIT 10.64

Amendment No. 2

Taylor Capital Group, Inc.

Deferred Compensation Plan

THIS AMENDMENT is made by Taylor Capital Group, Inc., a Delaware corporation (the “Employer”).

WHEREAS, THE EMPLOYER AMENDED AND RESTATED THE TAYLOR CAPITAL GROUP, INC. DEFERRED COMPENSATION PLAN (THE “PLAN”), WITH AN EFFECTIVE DATE OF APRIL 1, 2001; AND

WHEREAS, THE EMPLOYER CURRENTLY MAINTAINS THIS PLAN FOR THE BENEFIT OF A SELECT GROUP OF MANAGEMENT AND HIGHLY COMPENSATED EMPLOYEES; AND

WHEREAS, PURSUANT TO SECTION 3.2 MATCHING CONTRIBUTION OF THE PLAN DOCUMENT, AN ELECTION TO MAKE A MATCHING CONTRIBUTION, AS THAT TERM IS CURRENTLY DEFINED IN THE PLAN DOCUMENT, MAY BE MADE AT THE SOLE AND ABSOLUTE DISCRETION OF THE ADMINISTRATOR TO BE CREDITED TO SOME OR ALL OF THE PLAN PARTICIPANTS, AS THAT TERM IS CURRENTLY DEFINED IN THE PLAN DOCUMENT; AND

WHEREAS, PURSUANT TO SECTION 3.2 MATCHING CONTRIBUTION, THE AFOREMENTIONED CONTRIBUTION(S) WOULD BE ALLOCATED TO THE APPLICABLE PLAN PARTICIPANT’S ACCOUNTS, AS THAT TERM IS CURRENTLY DEFINED IN THE PLAN DOCUMENT, PURSUANT TO A PLAN PARTICIPANT’S ELECTION MADE IN ACCORDANCE WITH SECTION 5.1 ACCOUNTS OF THE PLAN DOCUMENT; AND

WHEREAS, THE EMPLOYER NOW WISHES TO AMEND THE PLAN DOCUMENT TO PROMOTE THE UTILIZATION OF A PLAN PARTICIPANT’S RETIREMENT ACCOUNT, AS THAT TERM IS DEFINED IN PLAN DOCUMENT, THROUGH THE MANDATORY ALLOCATION OF THE ABOVE REFERENCED MATCHING CONTRIBUTION TO A PLAN PARTICIPANT’S RETIREMENT ACCOUNT; AND

WHEREAS, Section 10.10 Amendment and Termination of the Plan document confers to the Employer the sole authority to modify, amend and terminate the Plan, subject to non-applicable restrictions; and

WHEREAS, pursuant to the aforementioned authority to amend the Plan, the Employer herby amends the Plan with an effective date coinciding with the execution date of this Amendment No. 2.

NOW THEREFORE, in consideration of the foregoing premises, desires and promises contained in the Plan, the Plan shall be amended as follows:

1. Article 3, Contributions, Section 3.2 “Matching Contribution” of the Taylor Capital Group, Inc. Deferred Compensation Plan is to be revised to incorporate the following provision, in it’s entirety, as an amendment and replacement to the original provision:

“3.2 Matching Contribution. At its sole and absolute discretion, the Administrator may elect to make a Matching Contribution to the Account of some or all of the Participants. The amount of the Matching Contribution, if any, shall be determined by the Administrator annually and communicated to all Eligible Employees. Nothing in this Plan or any other agreement or document shall represent or be construed to represent an obligation or promise of the Administrator to make Matching Contributions on behalf of a Participant at any time. Such Matching Contribution shall be allocated to the Participant’s Retirement Account in accordance with Section 5.1.”

2. Article 4, Vesting, Section 4.2 “Vesting of Matching Contribution” of the Taylor Capital Group, Inc. Deferred Compensation Plan is to be revised to incorporate the following provision, in it’s entirety, as an amendment and replacement to the original provision:

“4.2 Vesting of Matching Contributions. Upon completion of one (1) Year of Service, a Participant shall have a 20% vested right to the portion of his or her Retirement Account attributable to Matching Contribution(s) and any earning thereon; upon completion of two (2) Years of Service, a 40% vested right; three (3) Years of Service, a 60% vested right; four (4) Years of Service an 80% vested right; five (5) Years of Service, a 100% vested right. Participant shall have a 100% vested right to the portion of his or her Retirement Account, as provided for in Section 5.1, attributable to Matching Contribution(s) and any earnings thereon, upon Participant’s death, Disability or Retirement.”

3. Article 5, Vesting, Section 5.1 “Accounts” of the Taylor Capital Group, Inc. Deferred Compensation Plan is to be revised to incorporate the following provision, in it’s entirety, as an amendment and replacement to the original provision:

“5.1 Accounts. The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish subaccounts, as provided in subsection (a), (b), and/or (c), below, as elected by the Participant pursuant to Article 3.

(a)	A Retirement Account shall be established for each Participant. His or her Retirement Account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Matching, Discretionary and/or Executive Discretionary Contributions allocable thereto and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Account shall be reduced by any distributions made plus any federal, state and/or local tax withholding and any social security withholding tax as may be required by law.

(b)	A Participant may elect to establish one or more College Education Accounts in the name of a “Student” at the time of his or her Deferral. For purposes of this Article, Student shall mean an individual who has not yet attained the age of fourteen (14) at the time the account is initially established. Each Participant’s College Education Account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Discretionary and/or Executive Discretionary Contributions allocable thereto and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Account shall be reduced by any distributions made plus any federal, state and/or local tax withholding and any social security withholding tax as may be required by law.

(c)	A Participant may elect to establish one or more Personal Goals Accounts by designating a year of payout at the time the account is initially established. The minimum initial deferral period for Personal Goals subaccounts shall be five (5) years. Each Participant’s Personal Goals Account shall be credited with Deferrals (as specified in the Participant’s Deferral Election), any Discretionary and/or Executive Discretionary Contributions allocable thereto and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Account shall be reduced by any distributions made plus any federal, state and/or local tax withholding and any social security withholding tax as may be required by law.

(d)	The Participant shall not exceed a total of ten (10) open College Education and Personal Goals subaccounts at any time.”

4. The Plan’s index shall be automatically amended to reflect the changes as provided for in this Amendment No. 2.

IN WITNESS WHEREOF, the undersigned duly authorized member of the Committee has caused the foregoing amendment to be executed this 18th day of December, 2002.

/s/ MELVIN E. PEARL
On behalf of the Committee as Aforesaid